Exhibit 5.1

10 November 2022 Maxeon Solar Technologies, Ltd. 8 Marina Boulevard #05-02, Marina Bay Financial Centre Singapore 018981 Our Ref: TS/DL/VL/9187431-0011

Dear Sir or Madam

We have acted as Singapore legal advisers to Maxeon Solar Technologies, Ltd. (the “Company”), a company incorporated under the laws of Singapore, in connection with the filing of a shelf registration statement on Form F-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on or about 10 November 2022 in connection with the offer and resale by the selling shareholders identified therein of up to 32,688,454 ordinary shares of the Company (the “Ordinary Shares”), of which 21,780,123 are currently issued and outstanding (the “Outstanding Shares”) and 10,908,331 are issuable upon conversion of certain outstanding 7.5% first lien senior secured convertible notes due 2027 (the “2027 Notes”), which include ordinary shares which may be issuable in lieu of a portion of interest payments under the 2027 Notes (the “Convertible Shares”). References herein to the 2027 Notes shall include any PIK Notes (as such term is defined in the Registration Statement) that the Company may issue to the selling shareholders.

Terms used but not otherwise defined in this opinion, shall have the meanings given to them in the Registration Statement and references in this opinion to Clauses or Schedules or Exhibits are references to Clauses and Schedules and Exhibits of the Registration Statement.

In this opinion, “Companies Act” means the Companies Act 1967 of Singapore as published as at the date of this opinion including any statutory modification or reenactment thereof now in force together with any orders or regulations made or issued under or by virtue thereof, in each case, as at the date of this opinion.

This opinion is limited to Singapore law as it would be applied by a court of Singapore (a “Singapore Court”) on the date of this opinion and is given in respect of matters and the position under law on the date of this opinion only. We do not undertake to advise you of any changes in our opinions expressed in this opinion resulting from any legal or legislative developments, changes to law or fact, or any other matters that may arise after the date of this opinion or that hereafter may be brought to our attention. We have taken instructions solely from the Company. This opinion is given on the basis that it will be governed by, and construed in accordance with, Singapore law and that any dispute arising out of, or in connection with, it shall be subject to the exclusive jurisdiction of the Singapore Courts.

10 November 2022

For the purposes of this opinion, we have examined each of the documents listed in Appendix A. Save as expressly provided in this opinion, we express no opinion whatsoever with respect to any document listed in Appendix A.

For the purpose of giving this opinion, we have relied upon the following searches (the “Searches”):

(a)	a business profile search of the Accounting and Corporate Regulatory Authority in Singapore (the “ACRA”) in relation to the Company conducted on 10 November 2022; and

(b)	Cause Book searches in relation to the Company covering the years 2019 to 2022 conducted on 10 November 2022, on the Singapore Judiciary’s Integrated Electronic Litigation System.

The Searches revealed no order or resolution for the winding-up, judicial management or similar insolvency proceeding in respect of the the Company and no notice of appointment of a receiver or similar insolvency representative over any assets of the Company in Singapore.

On the assumptions set out in Appendix B and subject to the qualifications set out in Appendix C, we are of the opinion that:

1.	the Company has the requisite corporate capacity and power to make the filing of the Registration Statement with the Commission, and to issue the Convertible Shares;

2.	when issued in accordance with the terms of the Notes Documents and as contemplated by the Registration Statement, the Convertible Shares will be validly issued, fully paid and non-assessable;

3.	the Company had the requisite corporate capacity and power to issue the Outstanding Shares at the relevant time the Outstanding Shares were issued; and

4.	the Outstanding Shares are validly issued, fully paid and non-assessable.

This opinion is for the Company’s benefit in connection with the Registration Statement and may be relied upon by the Company and by persons entitled to rely upon it pursuant to the applicable provisions of the Act only.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit and shall not be deemed to admit that we come within the category of persons whose consent is required under Sections 7 and 11 of the Act or to the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ White & Case Pte. Ltd.

White & Case Pte. Ltd.

10 November 2022

Appendix A

Documents Reviewed

1.	Portable document format (“PDF”) copy of the Registration Statement.

2.

PDF copy of the indenture dated 17 August 2022 between the Company, the guarantors listed therein, Deutsche Bank Trust Company Americas and DB Trustees (Hong Kong) Limited in relation to the 2027 Notes, attached as Exhibit 99.1 to the Form 6-K filed by the Company with the Commission on 17 August 2022 (the “Indenture”).

3.

PDF copy of the supplemental indenture dated 30 September 2022 between the Company, Deutsche Bank Trust Company Americas and DB Trustees (Hong Kong) Limited in relation to the Indenture, attached as Exhibit 99.1 to the Form 6-K filed by the Company with the Commission on 4 October 2022.

4.	PDF copy of the form of the 2027 Notes, included as Exhibit A to the Indenture.

5.

PDF copy of the convertible notes purchase agreement dated 12 August 2022 between the Company and Zhonghuan Singapore Investment and Development Pte. Ltd. in relation to the sale of the 2027 Notes, attached as Exhibit 99.1 to the Form 6-K filed by the Company with the Commission on 12 August 2022

(items 1 to 5, the “Notes Documents”).

6.	PDF copy of the certificate of incorporation of the Company dated 11 October 2019 issued by the ACRA.

7.	PDF copy of the certificate of conversion of the Company dated 15 July 2020 issued by ACRA confirming the Company’s conversion to a public company.

8.	PDF copy of the constitution of the Company, as adopted by the Company on 25 August 2020, in effect on the date hereof (the “Constitution”).

9.

PDF copy of the constitution of the Company, as adopted by the Company on 11 October 2019, in effect from such date until 15 July 2020, and PDF copy of the constitution of the Company, as adopted by the Company on 15 July 2020, in effect from such date until 25 August 2020.

10.	PDF copy of the extract of resolutions passed at the meeting of the board of directors of the Company (“Board”) on 12 August 2022 approving the issuance of the 2027 Notes.

11.	PDF copy of the written resolutions of the Board approving the filing of the Registration Statement with the Commission and the transactions contemplated by the Registration Statement.

12.	PDF copy of the minutes of the extraordinary general meeting of the Company deemed to be held on 8 July 2020 approving, among other things, the issuance of certain ordinary shares to shareholders.

13.	PDF copy of the written resolutions of the Board passed on 21 August 2020 approving, among other things, the issuance of certain ordinary shares to a selling shareholder.

10 November 2022

14.

PDF copy of the written record of resolutions passed by the sole member of the Company on 25 August 2020 approving the issuance of 8,915,692 ordinary shares to Zhonghuan Singapore Investment and Development Pte. Ltd.

15.	PDF copy of the minutes of the meeting of the Board held on 8 April 2021 approving, among other things, the issuance of certain ordinary shares to a selling shareholder.

16.

PDF copy of the minutes of the meeting of the Board held on 9 July 2020 approving, among other things, the issuance of certain ordinary shares to SunPower Corporation which will be distributed to the holders of record of the outstanding shares of Sunpower Corporation.

(items 10 to 16, the “Resolutions”, and items 10, 11, 13, 15 and 16, the “Board Resolutions”, and items 12 to 16, the “Outstanding Shares Resolutions”).

17.	PDF copy of the executed director’s certificate of the Company dated on or around 9 November 2022 (“Director’s Certificate”).

10 November 2022

Appendix B

Assumptions

1.

All signatures, stamps and seals are genuine, all seals were duly affixed in accordance with the constitutional documents of the relevant party(ies), all documents submitted to us as originals are authentic and complete, all documents or extracts of documents submitted to us as copies or received by facsimile transmission or in PDF conform to the originals and the person who has delivered or transmitted documents or extracts of documents to us was authorised to do so by the parties thereto.

2.

Any document examined by us in an unexecuted form will be or has been executed in the same form and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us.

3.

Each of the documents submitted or made available to us for examination is true, accurate, complete and up-to-date and has not been revoked, repudiated, rescinded, terminated, amended or superseded. All statements, representations and warranties as to matters of fact contained in all such documents are true, correct and complete.

4.

The Resolutions are a true record of the matters described therein, were duly passed and adopted at properly convened board or shareholder meetings of the Company, or as the case may be, duly passed in the form of circulating resolutions in writing, in accordance with the Constitution and the Companies Act. The Resolutions have not been revoked, repudiated, rescinded, terminated, amended or superseded and are in full force and effect. No other resolution or action has been taken which could affect the validity of the Resolutions.

5.

Each of the statements in the Director’s Certificate is true and correct as at the date of this opinion and there are no facts that have not been disclosed to us that would alter the opinion set out herein.

6.

The facts on which the Resolutions were based were true, and the decisions of the Company’s directors approving the Board Resolutions were taken in good faith and on reasonable grounds for believing that the transactions contemplated thereby would be in the Company’s best interest.

7.

The Company’s directors have been duly appointed in accordance with the provisions of the Companies Act and the constitution of the Company in force at that time. The Company’s directors have acted, and will act, in good faith and in the best interests of the Company in approving the allotment and issuance of the Outstanding Shares, the preparation and filing of the Registration Statement with the Commission and the execution of, and entry into, the Registration Statement and the Notes Documents and the transactions contemplated in the Registration Statement and the Notes Documents (including the allotment and issuance of any Convertible Shares), without intention to defraud any of the creditors of the Company, and in accordance with any other duties, breach of which could give rise to the Notes Documents and the related transactions being avoided.

8.

The Company’s directors have each disclosed, and will disclose, any interest which he or she may have in the allotment and issuance of the Outstanding Shares and the transactions contemplated in the Registration Statement and the Notes Documents in accordance with the provisions of the Companies Act and the constitution of the Company in force at that time and none of the Company’s directors has, or will have, any interest in such transactions except to the extent permitted by the Companies Act and the constitution of the Company in force at that time.

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9.

The information revealed by the Searches was true, complete and accurate in all respects and remain so up to the date of this opinion, and has not, since the time of such search, been altered or added to and did not fail to disclose any information which had been delivered for filing but did not appear on the public file at the time of the Searches. All matters which ought to have been filed have been duly filed.

10.

Save that this assumption does not apply to the Company, each of the parties to the Notes Documents has been duly incorporated, established or constituted, and is validly existing under the laws of its jurisdiction of incorporation, establishment or constitution, and the execution of the Notes Documents and the transactions and matters contemplated thereby on its behalf and the performance of its obligations have been duly authorised by all necessary corporate or other action and in accordance with its constitutional documents and applicable law, and it has duly executed and delivered the relevant Documents according to all applicable laws.

11.

The Notes Documents have been duly executed on behalf of the Company by the persons authorised by the Resolutions, who have full legal capacity to execute such Notes Documents and intending the Company to be bound by such Notes Documents.

12.

Absence of fraud, bad faith, undue influence, coercion, duress, mistake or misrepresentation on the part of any party to the Notes Documents and its respective officers, employees, agents and advisers.

13.	Valid consideration, if required, will be furnished for the entry into the Notes Documents and for the allotment and issuance of the Convertible Shares.

14.

The Convertible Shares to be allotted and issued upon conversion of the 2027 Notes in accordance with the terms of the Notes Documents will be duly registered in the names of the persons who subscribe for or purchase Convertible Shares in the Register of Members of the Company maintained by ACRA, or in the name of the Depository Trust Company or its nominee, as the case may be (who in turn will be registered in the Register of Members of the Company maintained by ACRA), and the certificates for Convertible Shares will be duly issued and delivered. The Outstanding Shares were duly registered in the names of the selling shareholders in the Register of Members of the Company maintained by ACRA, or in the name of the Depository Trust Company or its nominee, as the case may be (who in turn will be registered in the Register of Members of the Company maintained by ACRA), the certificates for the Outstanding Shares were duly issued and delivered.

15.

The Company will have obtained, at the time of each allotment and issue of the Convertible Shares upon the conversion of the 2027 Notes, satisfaction or waiver of all applicable pre-emption rights, and receipt of all necessary Board and shareholder resolutions and consents for such allotment and issue of the Convertible Shares, which may include a mandate from the shareholders of the Company to allot and issue such Convertible Shares pursuant to Section 161 of the Companies Act (the “Share Issue Mandate”) which Share Issue Mandate will not have expired in accordance with its terms or been previously revoked or varied by the Company in a general meeting.

16.	With respect to any Ordinary Shares:

(i)	the Registration Statement in the form examined by us, and any amendments thereto, will have become effective (and will remain effective) at the time of the sale of any Ordinary Shares thereunder; and

10 November 2022

(ii)

the Convertible Shares as allotted and issued, and the Notes Documents relating to the Convertible Shares as executed, did not, do not and/or will not, at the relevant time, violate any law applicable to the Company or result in a default under or breach of the constitution of the Company at such time or any agreement or instrument binding upon the Company.

17.

At each time of allotment, issuance and sale of the Ordinary Shares, the Company has been or will be (as the case may be) validly existing and in good standing under the laws of Singapore with the requisite capacity, power and authority to execute, deliver and perform its obligations under each Notes Document, and to allot, issue and sell the Ordinary Shares.

18.

At each time of allotment, issuance and sale of the Ordinary Shares, each party to each Notes Document other than the Company, has been or will be validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation, with the requisite capacity, power and authority to execute, deliver and perform its respective obligations under each Notes Document, and that the Notes Documents will constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms.

19.

All consents, approvals, notices, filings, publications and registrations that are necessary under any applicable laws or regulations and all other requirements for the legality and validity of allotment and issuance of the Outstanding Shares and the legality, validity and enforceability of the Notes Documents in order to permit the execution, delivery or performance of the Notes Documents or, where applicable, the allotment and issue of Convertible Shares or to protect or preserve any of the interests (whether by way of security or otherwise) created by the Notes Documents or the Ordinary Shares, have been (and have not been withdrawn) or will be made or obtained within the period permitted by such laws or regulations and will remain in full force and effect, and that any conditions to which they are subject have been (or will be) satisfied.

20.

No law of any jurisdiction has or would render the execution and delivery of the Notes Documents by any party thereto, the performance of any obligation thereunder or the consummation of the transactions contemplated thereby, or the allotment and issuance or sale of any Ordinary Shares or performance of related obligations, illegal, ineffective or unenforceable or otherwise affect the conclusions in this opinion.

21.

None of the proceeds received pursuant to the Notes Documents or related to the allotment and issuance of Ordinary Shares have been or will be used directly or indirectly to make loans and/or quasi-loans to persons connected with directors of the Company in contravention of Section 163 of the Companies Act.

22.

No party to the Notes Documents (including the Company) was or will be unable to pay its debts within the meaning prescribed by the Insolvency, Restructuring and Dissolution Act 2018 of Singapore (“IRDA”) or was or will be insolvent or deemed to be insolvent pursuant to any legislation applicable to it at the time of executing the Notes Documents or allotment and issuance of the Ordinary Shares, and none of them will, as a result of entering into any of the Notes Documents or the allotment and issuance of the Convertible Shares or the transactions contemplated thereby, be unable to pay its debts within the meaning prescribed by the IRDA or be insolvent or deemed to be insolvent pursuant to any legislation applicable to it.

10 November 2022

23.

No party to the Notes Documents (including the Company) is in any form of insolvency or analogous process in any jurisdiction including, without limitation, the passing of a resolution for their voluntary winding-up, the presentation of a petition, an application or order being made by a court for their winding-up, dissolution, judicial management or administration and no receiver, trustee, liquidator, manager, judicial manager, administrator (whether out of court or otherwise) or similar officer has been appointed in relation to them or any of their assets.

24.

Where there are any agreements, documents, arrangements or transactions involving any of the parties to the Notes Documents, none of them prohibit or restrict its right to enter into the relevant Notes Document or perform its obligations under the relevant Notes Document or the allotment and issuance of the Convertible Shares, modify or supersede any of the respective terms of the Notes Documents or affect the conclusions in this opinion.

25.	No Convertible Shares will be offered for subscription in Singapore in connection with the Registration Statement.

26.

Each party to the Notes Documents and/or subscribing or otherwise receiving Convertible Shares has the legal capacity to sue and be sued in its own name under the laws of the jurisdiction of its incorporation, establishment or residence (as applicable).

27.	None of the Registration Statement, the Notes Documents nor any of the transactions contemplated respectively thereunder constitutes or will constitute a sham.

10 November 2022

Appendix C

Qualifications

1.	We do not express any opinion on any provision of a Notes Document governed by, or interpreted or construed in accordance with, any law other than Singapore law.

2.

The term “perform” or “performance” as used in this opinion means that obligations assumed by the Company to the Notes Documents to which it is a party are of a type which may be legally performed. We do not express any opinion as to the manner in which any of the obligations in the Notes Documents are actually performed by the Company.

3.	We express no opinion as to the provisions of any Notes Document to the extent it purports to declare or impose a trust in respect of any payments or assets received by any person.

4.

Any national or international economic sanctions or other similar measures that may be applicable, directly or indirectly, to any party to the Notes Documents, may result in the obligations of that party or other parties to the Notes Documents being unenforceable or void or otherwise affected.

5.

We have made no investigation of, and therefore express or imply no opinion as to, the laws of any other territory or as to the application of Singapore or any other law by any other courts. To the extent that the laws of any jurisdiction other than Singapore may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws.

6.

We have not investigated or verified the accuracy or completeness of, nor do we express any opinion on the facts and information, including any statements of foreign law, or the reasonableness of any assumptions, statements of opinion or intention, contained in the Notes Documents and the documents referred to in Appendix A of this opinion.

7.

For the Searches, we have relied on electronic searches of publicly available records and the records disclosed by such searches may not be complete or up to date. The Searches are not conclusive about the status of the Company and any search conducted is at a fixed point of time and therefore will not reveal information filed with the relevant public registers immediately prior to, or after that date but not entered on the register. For instance, the Searches are not capable of revealing conclusively whether or not:

(a)	a winding-up petition has been made or a resolution has been passed for the winding-up of a company; or

(b)	a receiver, judicial manager, or provisional liquidator has been appointed,

since notice of these matters may not be filed with ACRA immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, the Searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition has been presented.

10 November 2022

8.

For the purposes of this opinion, we have assumed that the term “non-assessable” (a term which has no recognised meaning under Singapore law) in relation to the Ordinary Shares means that holders of such Ordinary Shares (including the Convertible Shares when issued), having fully paid up all amounts due on such Ordinary Shares, are under no further personal liability to make payments to the Company or its creditors or contribute to the assets or liabilities of the Company in their capacities purely as holders of such Ordinary Shares.

9.

We have not considered matters of fact relating to any party to the Notes Documents nor the effect of any such matters of fact on the Notes Documents or the Ordinary Shares or the effect of the transactions contemplated by the Notes Documents or the Ordinary Shares on any such matters of fact.

10.	We give no opinion on public international laws or on the rules of or promulgated under any treaty or by any treaty organisation (including those of Singapore).

11.	We give no opinion as to tax.

12.	We express no opinion in respect of any document which is referenced in any Notes Document.